Exhibit 99.1

FOR IMMEDIATE RELEASE: February 20, 2007

GEOPETRO RESOURCES COMPANY ANNOUNCES
OPERATIONAL UPDATE ON THE BENGARA BLOCK LOCATED
IN EAST KALIMANTAN, INDONESIA

SAN FRANCISCO, CALIFORNIA, U.S.A., February 20, 2007 — GeoPetro Resources Company (“GeoPetro” or the “Company”) (AMEX:GPR) (TSX: GEP.S) announced today that drilling is expected to commence on the Bengara Block, onshore East Kalimantan, Indonesia in April 2007.

The Company’s 12% owned Indonesian subsidiary Continental-GeoPetro (Bengara-II) Ltd. (“CGB2”) has awarded a turn-key, integrated drilling services contract to drill and test Seberaba #1, the first of four wells currently planned for 2007 on the Bengara Block.

Indonesian drilling contractor PT Indo Sichuan Petroleum was awarded the contract and will deploy a 1,500 horsepower land drilling rig for the job. Mobilization of the rig and equipment to the drill site is underway with drilling expected to commence in April 2007.

The Seberaba #1 is planned to a total depth of 13,780 feet. It is the deepest of the four planned wells and is located to test three separate oil-prospective stratigraphic levels and one natural gas prospective zone on a large seismically determined trap, formed by a rollover into a large regional fault. Drilling and testing of the Seberaba #1 is expected to take approximately three months and is budgeted at $6.2 million.

Upon completion of the Seberaba #1 operations, three additional wells are planned for drilling utilizing the same rig.

The Bengara Block is located in the Tarakan Basin, mostly onshore but partially offshore astride the Bulungan River delta in the Indonesian province of East Kalimantan. It covers a single contiguous area of approximately 900,000 gross acres.  The Tarakan Basin is one of five sedimentary basins making up eastern Borneo on the eastern margin of the broad area of

Southeast Asia and is one of the deepest in Indonesia, with seismic surveys indicating depths greater than 20,000 feet in the Tarakan Basin southeast of Bunyu Island.

GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States, Canada, Indonesia and Australia. The projects encompass approximately 1.56 million gross (396,080 net) acres consisting of mineral leases, production sharing contract and exploration permits that give GeoPetro the right to explore for, develop and produce crude oil and natural gas. GeoPetro has developed a producing property in its Madisonville Project in Texas. Elsewhere, GeoPetro has assembled a geographically diversified portfolio of exploratory and appraisal prospects.

Cautionary Statements

This news release contains forward-looking information.  Statements contained in this news release relating to future results, events and expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties, scheduling, re-scheduling and other factors which may cause the actual results, performance, schedules or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, those described in the Company’s Form S-1 on file with the U.S. Securities and Exchange Commission.

No stock exchange or regulatory authority has approved or disapproved of the information contained herein. GeoPetro’s common shares which trade on the Toronto Stock Exchange contain the “.S” suffix in the trading symbol indicating that the common shares are subject to trading restrictions imposed pursuant to Regulation S under the 1933 Act. In particular, the common shares which trade on the Toronto Stock Exchange may not, for a period of two years from the date of issuance, be offered or sold to persons in the United States or U.S. persons except in transactions exempt from registration under the 1933 Act.  Hedging transactions involving the common shares must not be conducted unless in accordance with the 1933 Act.

For further information please contact:

GeoPetro Resources Company                          Telephone: (415) 398-8186
Stuart J. Doshi, President & CEO                     E-Mail:  sdoshi@geopetro.com